Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of North Asia Investment Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned hereby execute this Agreement.

Dated:  April 15, 2010

KENNETH J. ABDALLA
MALIBU PARTNERS, LLC
MALIBU CAPITAL PARTNERS, LLC

By:	/s/ Kenneth J. Abdalla
Kenneth J. Abdalla, for himself, and as Managing Member of Malibu Partners and Malibu Capital